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                             BARGE DOCK AGREEMENT
                             --------------------

     THIS AGREEMENT, made as of the 28th day of July, 2000 by and between BORDEN CHEMICAL, INC., a Delaware corporation with an office and place of business at 180 East Broad Street, Columbus, Ohio 43215, (hereinafter referred to as "BCI"), and BORDEN CHEMICALS AND PLASTICS OPERATING LIMITED PARTNERSHIP, a Delaware limited partnership with an office and place of business at Highway 73 & 30, Geismar, Louisiana 70734 (hereinafter referred to as "BCP").

     WHEREAS, BCI, on the date hereof, pursuant to a Conveyance and Transfer Agreement between BCP and BCI dated June 27, 2000 (the "Conveyance Agreement"), acquired from BCP, and intends to operate, barge dock facilities situated on the left descending bank of the Mississippi River, near the Town of Geismar in Ascension Parish, Louisiana (hereinafter referred to as "Dock Facilities"); and

     WHEREAS, the Dock Facilities are currently capable of handling the loading and discharge of liquid cargoes from river barges; and

     WHEREAS, BCI is willing to provide BCP with dock capacity at the Dock Facilities upon the terms and in the manner hereinafter expressed,

     NOW THEREFORE, in consideration of the payments hereinafter specified and of the covenants hereinafter contained, it is mutually agreed as follows:

     1.  Cargoes.

     Beginning on the date BCI assumes responsibility for the operation of the Dock Facilities in accordance with that certain Transition Services Agreement of even date herewith between BCI and BCP ("Commencement Date"), and continuing throughout the term hereof:

          (a) BCI shall operate the Dock Facilities and BCP's existing ethylene dichloride ("EDC") pipeline, which is six (6) inches in diameter, for the unloading of EDC; and

          (b) unless BCI exercises its Option (as defined in the Conveyance Agreement), BCI shall operate the Dock Facilities and the existing methanol pipelines for the loading of methanol until BCP advises BCI that it is permanently ceasing operation of the Optioned Assets (as defined in the Conveyance Agreement) for the production of methanol or until BCP has ceased the operation of the Optioned Assets for the production of methanol for twelve (12) consecutive months, whichever occurs first.

     Beginning on the Commencement Date, BCP shall also be entitled to have BCI operate the Dock Facilities and the existing ammonia pipelines for the loading of ammonia until the earlier of (i) ninety (90) days after the shutdown of BCP's ammonia plant or (ii) December 31, 2000.

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     EDC, methanol and ammonia, loaded or unloaded  for BCP in accordance with this Agreement, are hereinafter referred to as "Cargoes." No Cargoes other than EDC (and, during the respective periods indicated above, methanol and ammonia) shall be handled under this Agreement without BCI's prior written approval. The maximum number of barges carrying EDC Cargoes that will be accepted at the Dock Facility per month will be ten (10).

     No unloading shall occur unless BCP has supplied hazard information to BCI, as provided in Section 10 below.

     2.   EDC Equipment.

     BCP shall install, at its expense, any and all valves, pipes, hoses and pumps that may be required to handle its EDC (the "EDC Equipment"). Title to all of said EDC Equipment shall remain in BCP, and BCP shall have the right to remove said property at the termination of this Agreement or, at its option, may abandon said property and leave same on the premises unless, within thirty (30) days after the termination of this Agreement, BCI requests removal of same. If BCP does not promptly remove same upon request, BCI may remove and dispose of it at BCP's expense.

          All EDC Equipment installed by BCP shall be engineered to comply with all applicable federal, state, and local environmental statutes, regulations and ordinances, including, but not limited to, the Clean Air Act, as amended. In addition, BCP shall have a continuing obligation to comply with any future environmental requirements. BCP shall annually inspect its pipeline and other property located on BCI's property and submit an annual report to BCI attesting to its integrity.

     3.   Scheduling; Efficient Operations.

     BCI shall make reasonable efforts to operate the Dock Facilities to achieve maximum capacity and efficiency. BCP shall exert reasonable efforts to furnish BCI advance shipping schedules for the purpose of enabling BCI to make efficient use of the Dock Facilities. Both parties will cooperate and provide aid to the other to ensure effective loading and unloading of Cargoes. To this end, the parties agree as follows:

         (a) BCI and BCP shall develop and jointly maintain a rolling two month forecast of anticipated barge traffic at the Dock Facility. Both parties will have the ability to access this forecast. BCI will input scheduling information provided by BCP and will update the forecast and scheduling information at least once a week. This forecast is intended to serve as a tool for efficient Barge Dock operations and not as formal notification of barge arrivals.

         (b) BCI agrees that up to four (4) shipments of EDC per month will be given priority as follows:

              (i) if BCP gives BCI not less than 48 hours advance notice of the anticipated arrival time of a nominated barge, BCI guarantees that BCI will make the Dock Facilities available to allow the shipment to dock at the Dock Facility at any time

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         within two (2) hours before or after the anticipated arrival time specified in the notice; and

              (ii) if BCP's EDC shipment arrives outside the two (2) hour window in subparagraph (i), BCI agrees to use reasonable efforts (which, subject to Subsection (d), shall not include the discontinuation of any loading or unloading of cargoes or the incurrence of demurrage or other costs or expenses) to allow the EDC shipment to dock at the Dock Facility and unload as soon as possible after its arrival.

         BCP agrees that barges carrying EDC Cargoes other than "off-spec" or "wet" Cargoes will unload at a minimum rate of 150 tons per hour.

         (c) BCP agrees to give BCI reasonable advance notice of all Cargoes (in addition to the 48-hour notice referred to above), and BCI agrees to use its reasonable efforts to load or unload such Cargoes in an efficient and timely manner. Subject to Subsection (d) below, such Cargoes and cargoes unloaded for BCI's own account or for third parties will generally be loaded on a first come, first served basis. "Off-spec" or "wet" EDC shall not be granted priority pursuant to Subsection (b) and while it shall be scheduled according to normal first-come, first-served scheduling, if the unloading of any such barge shall not be completed within six (6) hours, such unloading may be discontinued to accommodate other scheduled barge traffic. BCI shall be entitled to schedule barge traffic following such six-hour time frame and such EDC unloading shall be resumed as dock availability permits. Any costs or expenses resulting from such interruption shall be borne by BCP.

         (d) If either BCI or BCP declares a commercial emergency and requests a barge be granted priority access to the Dock Facility, the other party will grant the party declaring the emergency prompt access to the Dock Facility and, if necessary, will discontinue loading or unloading its cargoes; provided however, that the party declaring the emergency will reimburse the other party for any and all costs and expenses incurred by it that are directly and proximately attributable to the granting of such priority.

         (e) If both BCI and BCP declare commercial emergencies simultaneously, they will use good faith efforts to resolve the emergencies, with the relative costs thereof to be borne by each in an equitable manner.

         (f) If BCI grants any third party rights to use the Dock Facilities for other than the handling of methanol for BCI's plants, BCI covenants and agrees that its contracts with such third parties will guarantee BCP the priority provided in (b) above for 4 shipments per month and equal entitlements to that enjoyed hereunder for BCP's remaining six (6) barges per month in scheduling use of the Dock Facilities.

         (g) Due to limitations on loading and unloading facilities, demurrage and other charges on scheduled barges may occur. Except for the situations described in Subsections (b) and (d) above, demurrage or other charges (including, without limitation, repositioning and towing and placement charges) shall be borne by the party for whose account such barge

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     was scheduled. In the event the loading or unloading of a docked barge
     (including a barge granted priority pursuant to Subsection (b)) is delayed or interrupted as a result of defective or noncompliant Cargoes, failed cargo inspections or similar matters, the party for whose account such barge was docked shall be responsible for all demurrage charges and other costs and expenses incurred by either party resulting from such delay or interruption.

     4.   BCI's Obligations.

     BCI shall furnish and be responsible for the operation of the Dock Facilities and the following costs pertaining thereto:

         (a) all labor and supervision on a 24-hour-per-day, 7-day-per-week schedule;

         (b)  utility requirements for power, water, and lights;

         (c)  other utilities, within reason and if readily available;

         (d)  fire protection water supply; and

         (e) all maintenance of Dock Facilities and pipelines and loading and unloading facilities located thereon, whether owned by BCI or BCP, in good condition and repair; provided, however, that:

              (i) BCI shall not be obligated to add any capital improvements to the Dock Facilities except such as are reasonably required to enable BCI to fulfill its obligations under this Agreement; and

              (ii) BCI's obligation to maintain BCP-owned loading and unloading equipment or facilities shall be limited to normal day-to-day mechanical maintenance; unusual, large scope maintenance projects on BCP equipment or facilities, such as complete or partial replacement of hoses and valves or cyclical repainting, shall be done by BCI at BCP's expense, subject to the prior agreement of BCP as to the basis and amount of the charges therefor.

     BCI shall conduct operations hereunder in accordance with good industry practices.

     BCI shall not be required to furnish tugs for the placement of Cargoes.

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     5.  Dual Unloading.

     BCI and BCP agree to work together, and use their respective reasonable best efforts, to secure all necessary permissions from the U. S. Coast Guard to load and/or unload two (2) barges simultaneously at the Dock Facility. If BCI is permitted to load and/or unload two (2) barges simultaneously at the Dock Facility, BCP and BCI will negotiate in good faith regarding the terms, conditions and costs on which the maximum number of barges carrying EDC Cargoes that will be accepted at the Dock Facility per month may be increased to up to twenty (20). BCI shall decide in its sole discretion, however, whether to accept such higher maximum.

     6.  Insurance.

     BCI shall provide insurance coverage for the Dock Facilities and all related facilities and appurtenances owned by it, whether located on its property or on BCP's property. BCP shall provide insurance coverage for the EDC Equipment and related facilities owned by it, whether located on its property or BCI's property.

     BCI shall provide such insurance coverage for cargoes handled at the Dock Facilities (other than Cargoes) as is reasonable and customary. BCP shall provide such insurance coverage for Cargoes as is reasonable and customary.

     Each party hereto shall have and maintain Worker's Compensation insurance in compliance with the laws of the State of Louisiana, and Employer's Liability insurance with a minimum limit of $500,000.

     Each party shall provide the other party with satisfactory evidence of General Liability insurance coverage with a combined bodily injury and property damage single limit of no less than $5,000,000.00. Each party hereto agrees to release and waive, and hereby releases and waives, all rights of subrogation against the other possessed by its insurers to the extent permitted under its policies of insurance.

     BCI or BCP may self insure, at its election, any of its obligations under this Section 6.

     7.  Liability and Indemnification.  Except as set forth in Section 9:

         (a) BCI will be responsible for, and will indemnify and hold BCP harmless from and against, the entirety of any and all losses, expenses (including reasonable attorney's, accountant's and expert's fees and expenses), damages, indictments, fines, penalties, actions and other liabilities (collectively, "Losses") arising out of:

              (i) damage to the Dock Facilities (except to the extent caused by the gross negligence of BCP, its employees or agents, with respect to which BCP shall indemnify and hold BCI harmless);

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              (ii)  injury to or death of any BCI employee (except any injury or death arising from or caused by the gross negligence of BCP, its employees or agents, with respect to which BCP shall indemnify and hold BCI harmless); and

              (iii) damage to property of third parties or for injury to or death of third persons arising out of operations hereunder, including but not limited to those arising under federal, state or local environmental laws, rules or regulations, to the extent caused by the negligence of BCI, its employees or agents.

         (b) BCP will be responsible for, and will indemnify and hold BCI harmless from and against, the entirety of any Losses arising out of:

              (i) damage to the EDC Equipment, pipelines and related facilities owned by BCP (except to the extent caused by the gross negligence of BCI, its employees or agents, with respect to which BCI shall indemnify and hold BCP harmless);

              (ii) injury to or death of any BCP employee (except any injury or death arising from or caused by the gross negligence of BCI its employees or agents, with respect to which BCI shall indemnify and hold BCP harmless); and

              (iii) damage to property of third parties or for injury to or death of third persons arising out of operations hereunder, including but not limited to those arising under federal, state or local environmental laws, rules or regulations, to the extent caused by the negligence of BCP, its employees or agents.

     8.  Taxes.

     BCI shall be responsible for payment of all payroll taxes or contributions payable under the Federal Insurance Contributions Act, the Federal Unemployment Tax Act, and under applicable State Unemployment Insurance or Compensation Laws and any amendments to these laws, measured by wages paid by BCI to its employees and to the employees of any contractor of BCI with respect to employment of said employees in the operation of the Dock Facilities and the services to be performed hereunder.

     BCI shall pay taxes on its cargoes and on the Barge Facilities and related facilities and appurtenances owned by it, whether located on its property or on BCP's property. BCP shall pay all taxes on its Cargoes and on the EDC Equipment and related facilities owned by it, whether located on its property or on BCI's property.

     Any sales, use or excise tax imposed on the services provided hereunder by federal, state or local government authorities will be itemized on BCI's invoices and paid by BCP to BCI.

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     9.  Liability for Loss of Cargoes.

     BCI shall provide properly trained personnel to work on the Dock Facilities in accordance with U.S. Coast Guard regulations; provided, however, BCI assumes no liability for loss of Cargoes or for contamination thereof and BCP agrees to hold BCI harmless for such loss or contamination regardless of cause.

     In the event that Cargoes are lost during handling due to pipeline, equipment, hose, vessel or any other failure, and such Cargoes spill onto the Mississippi River levee or battery or into the waters of the Mississippi River, then:

         (a) BCP shall indemnify and hold BCI harmless from any and all Losses, including, but not limited to, those arising out of damage to property of third parties or for injury or death of third parties and those arising under federal, state or local environmental laws, rules or regulations, except to the extent caused by the gross negligence of BCI, its employees or agents; and

         (b) BCI shall indemnify and hold BCP harmless from any and all Losses, including, but not limited, to those arising out of damage to property of third parties or for injury or death of third parties and those arising under federal, state or local environmental laws, rules or regulations, to the extent caused by the gross negligence of BCI, its employees or agents.

     In the event that cargoes handled at the Dock Facilities (other than Cargoes) are lost, and such shipments spill onto the Mississippi River levee or battery or into the waters of the Mississippi River, BCI shall indemnify and hold BCP harmless from any and all Losses resulting therefrom, except to the extent caused by the gross negligence of BCP, its employees or agents, with respect to which BCP shall indemnify and hold BCI harmless.

     All reportable spills and emissions will be reported by BCP to the appropriate state and federal agencies as required. BCP shall be obligated to comply with all Superfund Amendments and Reauthorization Act (SARA), Title III, toxic release reporting requirements.

     Should any rules or regulations effect a change in loading procedures for EDC Cargoes or require permits from any governmental agency, BCP shall be responsible for all additional costs incurred and/or for obtaining such permits, provided, however, if BCP decides it does not want to incur such costs or obtain such permits, BCP may forthwith terminate this Agreement insofar as the affected Cargoes are concerned, provided further, that BCP promptly notifies BCI of BCP's decision and reimburses BCI for the cost of removing any affected pipelines or related facilities from BCI's property. BCP shall provide BCI with copies of all permits.

     10. Hazard Information.

     BCP shall provide BCI with all Materials Safety Data Sheets prescribed by OSHA and relating to the safe and efficient handling of Cargoes by BCI.

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     11. Fees.

     BCP shall pay BCI an annual fee of $50,000 for the use of the Dock Facilities plus an additional fee (the "Throughput Fee") of $1.50 per ton of Cargo (loaded or unloaded) for BCP at the Dock Facility. The Throughput Fee shall be adjusted as of October 1, 2001 and annually thereafter, by an amount equal to the percentage increase, if any, in the hourly rate of pay for a barge dock operating technician (whether employed by BCI or a third party having a pay scale escalating reasonably within industry norms), compared to the rate of pay for the same classification of BCI or such third party, as the case may be, as of October 1, 2000, or the last annual adjustment date, as the case may be.

     The annual fee shall be payable in advance beginning on the date hereof and thereafter on each anniversary of such date.

     BCI shall invoice BCP monthly for the Throughput Fee for Cargoes handled during the previous month. Each invoice shall be payable in full within thirty
(30) days of the invoice date. BCP shall furnish evidence to BCI of the tonnage of the Cargoes handled. For billing purposes, any movement of Cargoes shall be deemed to have been completed as of the same date it was commenced.

     12. Audit.

     BCP shall have the right, not more than once each year, to have all books and records pertaining to any fees or charges assessed by BCI hereunder audited by an independent accounting firm selected and paid for by BCP. Such accounting firm will maintain the confidentiality of books and records being audited and shall either verify the correctness of the fees and charges assessed hereunder, or advise the parties of the composite adjustments required to correct any discrepancies for the period being audited.

          BCP shall have the right at any time, upon reasonable prior notice, to audit the Barge Dock operation in order to assess whether operations are being conducted in accordance with the terms in this Agreement. In the event BCP identifies any inadequacies in operation, it shall promptly notify BCI. BCI shall, within thirty (30) days of receipt of any such notice, cure any operational inadequacy identified by BCP or notify BCP that it believes its operations are in compliance with the terms of this Agreement.

     13. Term.

     The term of this Agreement shall commence as of the date hereof and continue for an initial term of ten (10) years. Notwithstanding the foregoing, BCP shall be entitled to terminate this Agreement at any time during the initial term upon not less than three hundred sixty (360) days advance written notice to BCI should it find that it has no further need for use of the Dock Facilities.

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     Following the initial term, this Agreement shall be automatically extended on a year to year basis, unless and until either:

         (a) BCI gives BCP not less than twenty-four (24) months advance written notice of termination (which notice may be given at any time commencing with the 24th month prior to the end of the initial term); or

         (b) BCP gives BCI not less than three hundred sixty (360) days advance written notice of termination.

     In the event this Agreement is terminated by BCI, or by BCP after a refusal by BCI to increase the maximum number of barges carrying EDC Cargoes pursuant to
Section 5 hereof, and in the further event that it is necessary for BCP to obtain easements or rights of way across BCI's property in order to procure EDC, then BCI agrees that it will grant such easements or rights of way to BCP along mutually agreed, reasonably convenient routes.

     14. Force Majeure.

     No party hereto shall be deemed in default with respect to any of the terms, covenants and conditions of this Agreement which are to be performed, to the extent that the party's failure to timely perform the same is caused directly or indirectly by any strike, lockout, labor trouble, civil disorder, injunction, restrictive governmental laws or regulations, riots, insurrections, fire, sabotage, explosion, war, acts of God, inability to obtain raw materials or electric power, equipment outage or loss of equipment beyond the reasonable control of the non-performing party or any other cause beyond the reasonable control of the non-performing party. Such party shall promptly notify the other party of the occurrence of such event and shall use its reasonable best efforts to remedy such event as soon as practicable; provided that the settlement of any strike, lockout or labor trouble shall be within the sole discretion of the affected party. If any force majeure event affects only part of BCI's capacity to provide services hereunder, then BCI shall allocate the available capacity of the Dock Facilities between its own requirements and its contractual commitments hereunder in a fair and equitable manner. If either party is prevented from performing for any of the foregoing reasons, it shall cooperate with the other party's efforts to obtain an alternate source of service, including granting all reasonable and necessary easements or servitudes.

     15. Condemnation.

     In the event all or substantially all of the Dock Facilities are taken for public or quasi-public use by any power or authority having the right to take the same by condemnation, eminent domain, or otherwise, this Agreement shall terminate as of the date title shall vest in the taking body and the parties hereto shall be released of and from all obligations and liabilities to each other accruing hereunder.

     In the event a portion of the Dock Facilities is taken for public or quasi-public use by any power or authority having the right to take the same by condemnation, eminent domain, or

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otherwise, BCI shall allocate the available capacity of the Dock Facilities between its own requirements and its contractual commitments hereunder in a fair and equitable manner.

     In the event of such taking, the parties hereto shall each be entitled to claim and have paid to them for their respective use and benefit a proportional part, as their interests may appear, of the amount awarded as compensation for the Dock Facilities so taken.

     16. Notices.

     All notices required or permitted to be given hereunder shall be deemed given if either delivered personally to BCI or BCP or if deposited in the United States mail, in a sealed envelope with first class postage thereon prepaid, addressed to BCI or to BCP at their respective addresses given hereinabove or to such other address as the parties may direct by notice given as hereinabove provided.

     17. Assignment; Subcontracting.

     BCP may assign all, or any portion, of its rights or obligations hereunder to a purchaser of the Optioned Assets or of the EDC Equipment. Neither this Agreement nor any rights or obligations of BCP hereunder may be assigned to any person, other than a purchaser of the Optioned Assets or of the EDC Equipment, without the prior written consent of BCI, such consent not to be unreasonably withheld, and any such attempted assignment without such consent shall be void. The term "BCP" shall include any successor or permitted assign of BCP and, in the event of a partial assignment, may include both BCP and such successor or assign.

     Neither this Agreement nor any rights or obligations of BCI hereunder may be assigned to any person without the prior written consent of BCP, such consent not to be unreasonably withheld, and any such attempted assignment without such consent shall be void provided that BCI shall have the right to assign its rights and obligations to any purchaser of BCI's Formaldehyde plant in Geismer, Louisiana.

     All the conditions, limitations, and agreements herein contained, and all the obligations herein assumed, shall inure to the benefit of and be binding upon the successors and assigns of the respective parties hereto.

     BCI shall have the right to engage an independent contractor for the operation of the Dock Facilities and/or the performance of any or all of BCI's duties hereunder with the prior written consent of BCP, which consent shall not unreasonably be withheld. In such event, BCI shall remain subject to BCP for the satisfactory performance of its obligations hereunder. It is understood and agreed that BCP may withhold its consent unless such contractor agrees to indemnify and hold BCP harmless from any and all Losses resulting from the negligence of such contractor. For purposes of this Agreement, the negligence of any such contractor shall not be attributed to BCI.

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     18. Entire Agreement.

     This Agreement constitutes the entire understanding between the parties with respect to the operation and use of the Dock Facilities and supersedes all previous understandings, agreements, communications and representations, whether written or oral, concerning the subject matter to which this Agreement relates.

     19. Governing Law.

     This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana without giving effect to the choice of laws principles thereof, and may not be superseded, amended or modified except by written agreement between the parties.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                 BORDEN CHEMICALS & PLASTICS
                                 OPERATING LIMITED PARTNERSHIP
BORDEN CHEMICAL, INC.            By: BCP Management, Inc., General Partner

By:______________________        By:___________________________


Title:___________________        Title:________________________

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